Exhibit 99.2
Philip Morris International Inc.
2021 Second-Quarter Conference Call
July 20, 2021

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2021 second-quarter results. You may access the release on www.pmi.com.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures and additional heated tobacco unit market data are at the end of today’s webcast slides, which are posted on our website. Unless otherwise stated, all references to IQOS are to our IQOS heat-not-burn products. All references to smoke-free products are to our RRPs.

Growth rates presented on an organic basis reflect currency-neutral underlying results. Adjusted net revenues exclude the impact of the Saudi Arabia customs assessments as described in today's press release.

Please note that due to U.K. Takeover Code requirements, we do not intend to provide further information on this call regarding our offer to acquire Vectura Group plc that has not already been disclosed in the Rule 2.7 announcement on July 9, 2021. A copy of the Rule 2.7 offer announcement is available on www.pmi.com.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

(SLIDE 4.)

Please also note the additional Forward-Looking and Cautionary Statements related to COVID-19.

It’s now my pleasure to introduce Emmanuel Babeau, our Chief Financial Officer. Emmanuel.

EMMANUEL BABEAU

(SLIDE 5.)

Thank you, Nick, and welcome, ladies and gentlemen. I hope everyone listening to the call is safe and well.

Our business delivered a very strong performance in the second quarter of 2021 — coming slightly ahead of our expectations to match Q1's record high quarterly adjusted diluted EPS of $1.57, despite the continued challenges of the global pandemic.

Most impressive was the continued strong growth of IQOS, which made up 13% of our volumes and nearly 30% of our adjusted net revenues, compared to 24% in the prior year quarter. HTU shipment volumes grew +30% and +12% compared to the same quarter last year and the previous quarter sequentially to reach 24.4 billion units, with strong growth across key geographies. We also continued converting adult smokers at a good pace surpassing an estimated 20 million users, of which almost 15 million have switched to IQOS and stopped smoking.

Combustible net revenues grew by +4% in Q2 on an organic basis, reflecting a partial volume rebound against a weak prior year quarter and solid pricing, partly offset by market mix.

Our adjusted operating income margins expanded significantly in both the second quarter and first half overall, and while we expect commercial investments to step up in the second half, this puts us firmly on track for a strong 2021 performance organically; with an expected currency tailwind providing additional growth in dollar terms. Importantly, this outlook also allowed us last month to confirm our share buyback program where we target $5 billion to $7 billion over 3 years.

We are also delighted to announce that IQOS ILUMA, the next generation of IQOS, will be launched in Japan next month. As we covered at Investor Day in February, this represents a major step in category innovation as we seek to accelerate our journey toward a smoke-free future.

With regard to long-term growth, we also took important steps to build our modern oral and beyond nicotine businesses in recent weeks through the proposed acquisitions of Fertin Pharma and Vectura, which I'll come back to later.

(SLIDE 6.)

Turning to the headline numbers, our Q2 adjusted net revenues grew by +11.6% on an organic basis, or around +18% in dollar terms. This reflects both the recovery of the combustible business in many markets compared to the heavily disrupted second quarter of 2020, including the need for higher inventory levels; and the continued strength of IQOS, with +35% organic growth in RRP net revenues. For combustibles, while certain geographies and channels remain significantly affected by the pandemic -- notably in South and Southeast Asia, South America, and global Duty Free — re-openings in much of the world have led to partial recovery in social occasions, and a sequential recovery in our market share.

We witnessed good organic growth of +5.1% in our net revenue per unit, driven by the increasing weight of IQOS in our sales mix and pricing on both combustibles and RRPs.

Our adjusted operating income margin increased by 270 basis points on an organic basis. This reflects the increasing weight and profitability of IQOS, higher combustible volumes, the positive impact of pricing, productivity savings, including lower device costs and lower commercial spend due to the pandemic. Our resulting adjusted diluted EPS of $1.57 represents +17.8% organic growth, and +21.7% in dollar terms; a very strong performance.

(SLIDE 7.)

Looking at the first half overall, our adjusted net revenues grew by almost +12% in dollar terms and by +7.1% organically. This was achieved despite a tougher Q1 comparison, and reflects the Q2 factors I just mentioned and the consistent growth of IQOS - where progress throughout the pandemic has been impressive, notably including the doubling of users in the EU Region since the end of 2019.

We delivered strong organic growth of nearly +6% in our net revenue per unit, again reflecting our shifting business mix and pricing.

Our H1 adjusted operating income margin increased by 440 basis points on an organic basis. While we plan to increase commercial investments in the second half, as we noted at Q1, this remains an excellent performance. Our H1 adjusted diluted EPS grew +19.6% organically and +25.6% in dollar terms; also a very strong result.

(SLIDE 8.)

This brings me to guidance for 2021. We now expect an even stronger organic performance for the year than previously, supported by improved total industry volumes for combustibles following the easing of pandemic restrictions.

For net revenues, we are revising our organic growth forecast to between +6% and +7%, representing the upper end of the previous range.

We continue to expect organic adjusted OI margin expansion of around +200 basis points, and we are raising our organic adjusted diluted EPS growth range to +12% to +14%, or +15% to +17% in dollar terms. We also continue to expect HTU shipment volumes of between 95 and 100 billion units. Given the strong momentum across our markets, the need to maintain inventory durations; and preparation for the roll-out of IQOS ILUMA which uses different consumables, we expect our full year HTU shipments to be slightly ahead of IMS volumes.

This projected organic EPS growth, including an estimated favorable currency impact of approximately 18 cents at prevailing rates, translates into an increased adjusted diluted EPS range of $5.97 to $6.07.

This guidance does not include any material impact of share repurchases or acquisitions. We recently received Board authorization for the launch of our 3 year share repurchase program, where we target $5 to $7 billion starting in the period following our Q2 earnings release. Please note this program is not affected by the proposed acquisitions of Fertin Pharma or Vectura.

(SLIDE 9.)

Turning now to some of the key H2 assumptions underpinning this guidance. We assume that many of our key markets will have largely emerged from COVID restrictions, supporting better industry volumes. Where significant pandemic-related challenges remain — notably Indonesia, the Philippines and certain markets in South America — we assume no significant further deterioration from the present situation.

We continue to assume no meaningful recovery in Duty Free this year, with intercontinental and Asian travel still subdued. A rebound in travel within customs areas such as the European Union has limited effect.

In addition, following combustible pricing of around +3% in the first half, we anticipate a somewhat softer second half progression. We continue to expect the full year variance to be +2-3%. This reflects continued pandemic-related challenges in certain markets, notably in South & Southeast Asia. H2 also faces tough pricing comparisons from the 2020 VAT reduction in Germany and new excise tax terms in Australia.

The global semi-conductor shortage continues to put constraints on device supplies, and while the overall impact remains manageable we have adjusted our device assortments to limit the effect on consumer availability. This dynamic is included in our guidance, and we continue to monitor the situation closely.

Despite these factors, we have multiple growth drivers in our business and we are confident in our ability to deliver continued robust top-line progress.

This revenue assumption includes higher expected device shipments and the launch of IQOS ILUMA, which will contribute to less gross margin expansion compared to the first half. As mentioned previously, we will also step-up our commercial investments in key areas including portfolio expansion and product launches such as IQOS ILUMA and IQOS VEEV, smoke-free category understanding and awareness campaigns and a number of commercial development projects. We anticipate around $300 to $400 million of incremental spending compared to the first half which will impact our H2 OI margin, but overall still expect to deliver a very robust expansion of around +200 basis points for the year.

For Q3 specifically, we expect EPS of $1.50 to $1.55.

Lastly, we continue to expect around $11 billion in 2021 operating cash flow at prevailing exchange rates and subject to year-end working capital requirements.

(SLIDE 10.)

Before discussing our results in more depth, I want to highlight some of the positive regulatory developments in the quarter. Recognition of the harm reduction potential of smoke-free products continues to gain traction. Examples in recent weeks include the passing of a broad differentiated regulatory framework for RRPs by the Philippines House of Representatives, and the institution of differentiated excise treatment for heated tobacco products in Pakistan. In Mexico, the ban on the import and export of Electronic Nicotine Delivery Systems no longer applies to heated tobacco devices, which will allow us to resume imports of IQOS devices.

While we are encouraged that the German government has recognized the important principle of differentiation between combustible cigarettes and smoke-free products on the basis of potential health impact, we view the announced excise tax changes on heated tobacco as misguided, providing less incentive for consumers to switch away from cigarettes to less harmful alternatives. We also note the differing views among the key political groups in the country ahead of the fall elections, and we are hopeful a new government could revisit the decision.

In the EU more generally, we remain optimistic that the revision of the Tobacco Excise Directive will lead to greater harmonization in the structural approach to non-combustible products, taking into account the relevant good practices and experience gained by Member States.

(SLIDE 11.)

Turning back to our quarterly results, Q2 total shipment volumes increased by +6.1%, and by +1.1% for H1. This reflects continued strong growth from HTUs of +30% to reach 24.4 billion units in Q2 -- driven by the EU Region, Japan, Russia, Ukraine and encouraging progress from recently launched markets in the Middle East. HTU shipments were around 1.4 billion units ahead of IMS volumes for the second quarter, reflecting the need to maintain inventory durations in this growing business, sea freight lead times, and the first shipments of ILUMA consumables.

The +3.2% growth in our Q2 cigarette volumes reflects the recovery of a number of key markets compared to a notably weak prior year quarter, when pandemic-related disruption was at its peak. While our cigarette share improved sequentially, we continue to face some specific market share headwinds in addition to market mix effects, which I will come back to.

(SLIDE 12.)

Due to the impressive performance of IQOS, heated tobacco units comprised 13.3% of our total shipment volume in H1, as compared to 11% in the year of 2020, 8% in 2019 and 5% in 2018. We expect this proportion to grow over time as the positive momentum on IQOS continues, providing a powerful driver of revenue and margin growth.

(SLIDE 13.)

Our sales mix is changing rapidly, putting us on track to achieve our aim of becoming a majority smoke-free company by 2025. Smoke-free products made up nearly 30% of our adjusted net revenues in the quarter and in H1, compared to 23% in H1, 2020. IQOS devices accounted for approximately 5% of the $4.4 billion of RRP net revenues, reflecting longer replacement times and fewer second device purchases for existing users due to improving battery lives, functionality and reliability; and lower device prices in certain markets as we prepare for IQOS ILUMA.

(SLIDE 14.)

The +7.1% organic growth in H1 net revenues on shipment volume growth of +1.1% reflects the twin engines driving our top line. First, is pricing on combustibles and, in certain markets, on HTUs net of the lower device pricing I just mentioned. Second, the increasing mix of HTUs in our business at higher net revenue per unit continues to deliver substantial growth; and, as explained at Investor Day, this is an increasingly powerful driver as our transformation accelerates.

(SLIDE 15.)

Let me now go into the drivers of our first half margin expansion, starting with gross margin, which expanded by +340 basis points on an organic basis. This is driven by multiple levers as explained in prior quarters, including the mix effect of HTUs and pricing across our portfolio. Our significant efforts on manufacturing and supply chain efficiencies are bearing fruit, more than offsetting the effect of combustible volume declines; with around $300 million of gross productivity savings delivered in H1. This represents a strong start on the journey towards our target of $1 billion over 2021-23.

This was accompanied by strong SG&A efficiencies, with our adjusted H1 marketing, administration and research costs 90 basis points lower as a percentage of adjusted net revenues, on an organic basis. This reflects the ongoing digitalization and simplification of our business processes, including our IQOS commercial engine, and more efficient ways of working. We delivered around $120 million towards our 2021-23 target of $1 billion in gross SG&A savings, before inflation and reinvestment.

(SLIDE 16.)

Focusing now on combustibles, we hold the leading international portfolio by market share and by brand strength. This gives us a formidable platform to accelerate the growth of IQOS via our commercial infrastructure, industry expertise and ability to communicate with adult smokers, where permitted. It is therefore important to maintain our leadership through selective investment as we also drive returns through pricing and efficiencies.

Despite good results in markets like Mexico, Saudi Arabia and Turkey, our Q2 cigarette share remained below the prior year, with over half of this share loss due to market mix — reflecting our high exposure to markets like the Philippines and low presence in certain emerging markets with a strong rebound, such as Bangladesh. Importantly, our share improved sequentially compared to the first quarter and we expect this positive trajectory to continue through the second half. This reflects a partial recovery from the COVID impact on social occasions, where Marlboro overindexes, border closures and travel.

However, the expected recovery is also supported by portfolio initiatives, including in the value segment, and the enduring strength of Marlboro. We continue to target stabilization in our cigarette category share over time, with HTU gains coming on top.

(SLIDE 17.)

I will now turn briefly to the South and Southeast Asia Region. As covered last quarter, after a difficult 2020, notably in Indonesia, volume headwinds have been moderating. However, the pandemic remains a major issue in the region, with renewed lockdowns in a number of areas. Daily consumption patterns are still below pre-pandemic levels and the pricing environment remains challenging.

We continue to expect volume growth in Indonesia this year as the industry improves, with encouraging recent share gains within the tier-one segment, where we participate. Our overall share in both Indonesia and the Philippines was sequentially broadly stable in Q2, with our portfolio initiatives geared at further share recovery over the balance of the year. In RRPs, IQOS continues to grow strongly in Metro Manila, with an exit share of over 1% for HEETS.

For the region overall we remain on track to deliver positive organic net revenue growth over the April to December period, as outlined on our Q1 call.

(SLIDE 18.)

Moving now to IQOS performance, we estimate there were 20.1 million IQOS users as of June 30. After the exceptional addition of around +1.5 million adult users in the first quarter, we added a further +1 million in Q2 and +2.5 million year-to-date, building on the step-up seen in the second half of 2020. Our accelerated pivot to digital and remote engagement during the pandemic, combined with strong momentum for the IQOS brand, is paying off.

We further estimate that 73% of this total -- or 14.7 million adult smokers -- have switched to IQOS and stopped smoking, with the balance in various stages of conversion. Strong conversion rates notably reflect the increased prevalence of IQOS 3 DUO which offers a superior user experience to previous device versions. We seek to achieve even higher conversion rates over time with the introduction of innovations such as IQOS ILUMA.

This user growth again reflects widespread momentum across all key IQOS geographies, including the EU Region, Japan and Russia. It also reflects the enrichment of our offer and the segmentation of the category with new products and more price points, both above and below our initial HTU offering.

(SLIDE 19.)

In the EU Region, second-quarter share for HEETS reached 5.5% of total cigarette and HTU industry volume, +1.6 points higher than Q2 last year. As mentioned last quarter, we expected sequential share for HTUs to be broadly in line with the first quarter due to the effects of seasonality and pandemic-related fluctuations on the combustible market. Underlying trends remained strong, with Q2 HTU IMS volumes growing +50% year-over-year and around +11% sequentially when adjusted for estimated trade inventory movements. We expect to see similar dynamics in the third quarter, with broadly stable headline share versus robust underlying growth.

This excellent performance includes strong growth across the region, with Italy and Poland as notable contributors. We continued to grow our EU Region IQOS user base, doubling since the start of 2020 despite the pandemic to reach over 6.3 million.

(SLIDE 20.)

Strong performance continued in Russia, with 8% sequential user growth in Q2 and our HTU share up by 1.3 points to reach 7.3%. As in the EU, sequential share can be distorted by the combustible market; adjusted for estimated trade inventory movements, this reflects close to +30% year-over-year IMS growth.

After the excellent progress and geographic expansion of IQOS in recent years, the heated tobacco category in Russia is now large and growing. This very positive dynamic naturally attracts competition, and as seen before in markets like Japan, heavily discounted competitive offerings can generate initial consumer trial. We continue to grow our user base, and with both our existing price-tiered portfolio and the future launch of IQOS ILUMA we see ample room for further strong growth.

While we have historically focused on Russia in our earnings calls, there is broad HTU growth across the Eastern Europe Region, with Ukraine, Kazakhstan and South-East Europe significantly contributing. We show here the excellent overall regional growth trend in adjusted IMS. Note that following recent international sanctions, IQOS is no longer available for sale in Belarus, where we achieved a Q2 offtake share in Minsk of almost 7%.

We continue to see sequential volume growth for both our HEETS and Fiit line-ups in Russia and Ukraine. Moreover, LIL SOLID and Fiit consumables continue to supplement user acquisition. In both Russia and Ukraine, the majority of consumers purchasing a LIL device are smokers entering the smoke-free category for the first time, with high levels of conversion in line with IQOS, benefiting from our IQOS conversion infrastructure. With this success, we also introduced LIL SOLID in 5 further markets in Eastern Europe this quarter, with additional markets planned later this year.

(SLIDE 21.)

In Japan, the adjusted total tobacco share for our HTU brands increased by +2.3 points versus the prior year quarter, and by 0.2 points sequentially, to 21.0%, highlighting the strength of our price-tiered portfolio and broad range of SKUs following the October 2020 price increase. IMS volumes, adjusted for estimated trade inventory movements, grew by around +5% sequentially after accounting for fewer selling days in the first quarter.

We continue to expect robust underlying progress in user growth and consumer offtake, supported by the launch of IQOS ILUMA in August. As in prior years, with an additional excise increase in October 2021, there may be volatility on the timing of IMS and consumer offtake between the third and fourth quarters.

In H1, the overall heated tobacco category made up around 29% of the adjusted total Japanese tobacco market, with IQOS maintaining a high share of segment and capturing the large majority of the category's growth.

(SLIDE 22.)

In addition to strong growth in existing markets, the geographic expansion of our smoke-free products continues. This allows us to provide access to better alternatives to an ever increasing amount of adult smokers, as we aim to be in 100 markets by 2025. Our second quarter launches in Kyrgyzstan and Uzbekistan, with both IQOS and Lil offerings, takes the total number of markets where PMI smoke-free products are available for sale to 67, of which over half are outside the OECD.

(SLIDE 23.)

A core driver of our continued success in smoke-free products is innovation. We are very excited to launch IQOS ILUMA, the next generation of IQOS, next month in Japan. Building on the success of IQOS 3 DUO, we believe this simple and intuitive device will support easier switching and higher conversion for legal-age smokers, using Smartcore internal induction-heating technology. As outlined at Investor Day, ILUMA will come in multiple device formats and have its own range of HTU consumables.

The ongoing success of IQOS 3 DUO almost 2 years after launch demonstrates that significant innovations can have a lasting positive impact on growth. We plan for further market launches of IQOS ILUMA through the remainder of this year and in 2022.

Naturally for a major new innovation, and as seen with earlier versions of IQOS, the unit cost profile of IQOS ILUMA devices and consumables begins at a higher level, but we expect this to improve over time as scale increases; this dynamic is included in our guidance assumptions.

(SLIDE 24.)

We are continuing to commercialize IQOS VEEV with good progress in the first group of markets, where we started in our own channels with an initially limited range of taste variants and nicotine levels. IQOS VEEV is a premium product providing a superior experience, and as we explained previously, the commercial infrastructure of IQOS allows us to deploy efficiently and at scale through a bespoke route-to-market approach. As we start to expand distribution and the consumable offering we see signs of increased uptake, and clear positive consumer feedback relative to competitive products. We plan to launch in further markets later this year, and will continue to test age-verification technology in select markets.

(SLIDE 25.)

In addition to heated tobacco and e-vapor, we announced in February our intention to enter the small but fast-growing nicotine pouch category this year. To complement our internal development, we have two important acquisitions to establish a base of capability in science, technology and manufacturing - and build our platform in modern oral.

The first of these was AG Snus, completed during the second quarter. AG Snus has a relatively small, branded portfolio of modern oral products which provide us a foothold in the category. In addition, the proposed acquisition of Fertin Pharma will give us access to a range of promising oral delivery technologies and capabilities, some of which could be applied to the modern oral nicotine space.

We will return with further news on our commercial plans in this area later this year.

(SLIDE 26.)

I also want to come back to our Beyond Nicotine strategy which we first outlined at Investor Day. We see significant opportunities in adjacent areas, with our two focus corridors of selfcare wellness -- including botanicals -- and inhaled therapeutics expected to have an addressable market of around $65 billion by 2025.

The proposed acquisitions of Fertin Pharma and Vectura can enable us to more rapidly expand our development capabilities in innovative inhaled and oral product formulations, while continuing to grow their respective CDMO activities.

Fertin has a range of promising oral delivery technologies, including pouches, gum and lozenges which can be applied in both the modern oral nicotine and beyond nicotine areas - notably for selfcare wellness products.

With Vectura, we would gain access to differentiated proprietary technology and pharmaceutical development expertise to deliver a broad range of complex inhaled therapies. Vectura has highly complementary human capital, technology, high quality infrastructure, and deep know-how of inhalable formulation and device design development and analysis, drug/device combination, and pharmaceutical management processes and systems.

These proposed acquisitions would fully leverage PMI’s existing capabilities in life sciences, product innovation, and clinical expertise related to inhalation.

Such acquisitions can also enhance our progress on important sustainability priorities. Firstly, building our capabilities in modern oral is a key enabler of broadening the reach and access of our smoke-free alternatives to adult smokers around the world. And secondly, building a strong Beyond Nicotine business is a major objective as we strive to develop commercially successful products with a net positive impact on society.

(SLIDE 27.)

On ESG and sustainability more broadly, we are firm believers in the power of investor engagement to drive positive change. Given PMI's unique sustainability and transformation story we have increased our own outreach. We published our second Integrated Report in May, which provides a comprehensive, detailed and transparent disclosure of how we create sustainable value and how we are progressing toward our purpose and targets - including our most important commitment of all - to phase out cigarettes.

We also held a dedicated Sustainability webcast on June 2, where we covered the fundamental alignment of our transformation and financial performance with addressing our impact on society. We shared the latest studies using real-world data on a possible association between accelerated cigarette volume declines and certain disease reductions in Japan. We also reaffirmed our commitment to diversity, equity and inclusion as an essential enabler of future success.

We continue to make progress on our 2025 roadmap, with notable developments in Q2 being our second certified carbon-neutral factory in Switzerland, taking us one step closer to achieving carbon neutrality by 2025, and the publication of our eco-design principles as we seek to play our part in the circular economy.

(SLIDE 28.)

In closing, after delivering 1% total volume growth and 7% organic revenue growth in H1, we have raised our 2021 organic growth expectations to +6-7% in net revenues and +12-14% in adjusted diluted EPS. We are on track for an excellent performance.

Moreover, we continue to invest in the future. Most immediately this means the launch of IQOS ILUMA in Japan next month, and in more markets later this year. We are also investing in the broadening of our smoke-free product portfolio and geographic reach. This is critical as we seek to accelerate the number of adult smokers who switch to better alternatives, with a growing positive impact on society.

In addition, we are investing in the capabilities of tomorrow, as illustrated by our two recent proposed acquisitions, which provide a comprehensive development platform across our beyond nicotine focus areas.

Finally, we are also committed to returning cash to shareholders through dividends and share repurchases - in line with our objective to deliver sustainable value and returns to investors as we continue our journey toward becoming a majority smoke-free business.

(SLIDE 29.)

Thank you. I am now happy to answer your questions.
.
(SLIDE 30.)

Thank you again for joining us. Let me leave you with some key messages. First, despite the slower recovery from the pandemic in certain markets, we are happy to report a very robust first half performance with a record high adjusted diluted EPS and raised 2021 guidance. Second, the impressive growth of IQOS continues, and we remain on track to deliver our target of 95-100 billion units for the year. Third, our combustible business is improving sequentially as the recovery from the pandemic gains traction in many key markets. Lastly, we are building towards important milestones in our beyond nicotine strategic vision as part of our business transformation.

NICK ROLLI
That concludes our call today. If you have any follow-up questions, please contact the Investor Relations team. Thank you again and have a nice day.